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Contact:                                               FOR IMMEDIATE RELEASE
Francie Nagy
Investor Relations
212-515-4625

              Brookdale Announces Common Stock Dividend of $0.25
                       Per Share for the Fourth Quarter

Chicago, IL. December 15, 2005 - Brookdale Senior Living Inc. (NYSE: BKD) announced today that its Board of Directors has declared a quarterly cash dividend on its common stock of $0.25 per share for the quarter ending December 31, 2005. The $0.25 per share dividend is payable on January 16, 2006 to holders of record of Brookdale's common stock on December 30, 2005.

Brookdale Senior Living Inc. is a leading owner and operator of senior living facilities throughout the United States. The Company is committed to providing an exceptional living experience through properties that are designed, purpose-built, and operated to provide the highest-quality service, care and living accommodations for residents. The Company owns and operates independent, assisted and dementia-care facilities, with a total of 380 facilities in 32 states and the ability to serve over 30,000 residents. Alterra Healthcare Corporation is a subsidiary of Brookdale.

For more information regarding Brookdale and to be added to our email distribution list, please visit www.brookdaleliving.com.